Exhibit 99.2

SELECTED PRO FORMA FINANCIAL INFORMATION REGARDING THE COMBINED COMPANY

On March 18, 2011 (the “Closing Date”), Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra” or the “Company”) completed its acquisition of all the issued and outstanding common shares and warrants of Petrolifera Petroleum Limited, a Canadian corporation (“Petrolifera”) pursuant to the terms and conditions of the previously file Arrangement Agreement dated January 17, 2011 (the “Arrangement”), by and between Gran Tierra and Petrolifera. Petrolifera is a Calgary-based crude oil, natural gas and natural gas liquids exploration, development and production company active in South America. The transactions contemplated by the Arrangement were effected through a court-approved plan of arrangement in Canada. The Court of Queen’s Bench of Alberta issued its Final Order approving the plan of arrangement on the Closing Date.

Under the Arrangement, Petrolifera shareholders received, for each Petrolifera share held, 0.1241 of a share of Gran Tierra common stock, and Petrolifera warrant holders received, for each Petrolifera warrant held, 0.1241 of a warrant to purchase a share of Gran Tierra common stock at an exercise price of CAD $9.67 per share (a “Replacement Warrant”). The Replacement Warrants expire on August 28, 2011.

The Arrangement was approved at a special meeting of Petrolifera shareholders on March 17, 2011 and by the Court of Queen's Bench of Alberta on March 18, 2011. Gran Tierra has acquired all the issued and outstanding Petrolifera shares and warrants through the issuance of 18,075,247 Gran Tierra common shares, par value $0.001, and 4,125,036 Replacement Warrants. On a diluted basis, upon the closing of the plan of arrangement, the former Petrolifera security holders own 6.6% and Gran Tierra security holders immediately prior to the transaction owned 93.4% of the combined company. The total consideration for the transaction is $143.0 million.

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 (the “Pro Forma Statement”) has been prepared for inclusion in Form 8-K related to the acquisition by Gran Tierra of all of the shares of Petrolifera (the “Acquisition”).

The Pro Forma Statement has been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) by the management of Gran Tierra. Accounting policies used in the preparation of the Pro Forma Statement is consistent with that disclosed in the audited consolidated financial statements of Gran Tierra as at and for the year ended December 31, 2010. The Pro Forma Statement gives effect to the transaction described in Note 1 as if it occurred on January 1, 2010. In the opinion of management, the Pro Forma Statement includes all material adjustments in accordance with GAAP.

The Pro Forma Statement has been prepared from, and should be read in conjunction with, the following financial statements, which have been filed with the United States Securities and Exchange Commission or are included in this Form 8-K:

•	The audited consolidated financial statements of Gran Tierra and Petrolifera for the year ended December 31, 2010;
•	The unaudited interim consolidated financial statements of Gran Tierra as at and for the three months ended March 31, 2011.

The Pro Forma Statement is presented for illustrative purposes only and may not be indicative of the results of operations that actually would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future.  In preparing the Pro Forma Statement, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that could result from the combination of the Gran Tierra and Petrolifera operations.

Gran Tierra Energy Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ending December 31, 2010
(Unaudited)

(Thousands of U.S. Dollars, Except Per Share Amounts)	Gran Tierra Historical	Petrolifera Historical (Canadian GAAP)*	Petrolifera US GAAP Adjustments	Pro Forma Adjustments	Note	Pro Forma Consolidated

REVENUE AND OTHER INCOME
Oil and natural gas sales	$373,286	$52,421	$-	$-		$425,707
Interest	1,174	256	-	-		1,430
	374,460	52,677	-	-		427,137

EXPENSES
Operating	59,446	20,436	-	-		79,882
Depreciation, depletion, accretion and impairment	163,573	28,090	19,790	(45,946)	2(a)(b)	165,507
General and administrative	40,241	7,552	2,384	2,838	2(c)	53,015
Finance charges	-	4,083	-	-		4,083
Taxes other than income taxes	-	1,423	-	-		1,423
Derivative financial instruments gain	(44)	(4,688)	-	-		(4,732)
Foreign exchange loss	16,838	794	-	-		17,632
Stock-based compensation	-	2,614	(2,614)	-		-
	280,054	60,304	19,560	(43,108)		316,810

Net income (loss) before income taxes	94,406	(7,627)	(19,560)	43,108		110,327

Income tax expense	(57,234)	(1,706)	(685)	(15,122)	2(e)	(74,747)

Net income (loss)	$37,172	$(9,333)	$(20,245)	$27,986		$35,580

Net income (loss) per share
Basic	$0.15	$(0.03)	-	$0.10	2(f)	$0.13
Diluted	$0.14	$(0.03)	-	$0.10	2(f)	$0.13

See accompanying notes to the unaudited pro forma consolidated financial statements

* Petrolifera's historical statements were re-translated into USD at 1.03 average exchange rate for the year ended December 31, 2010.

Notes to the UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

1. Description of the transaction and the fair value of consideration transferred, assets acquired and liabilities assumed

On the Closing Date, Gran Tierra acquired all of the issued and outstanding common shares and warrants of Petrolifera in exchange for 18,075,247 of Gran Tierra common shares, par value $0.001, and 4,125,036 Replacement Warrants. Petrolifera is a Calgary-based crude oil, natural gas and natural gas liquids exploration, development and production company active in South America.

The Closing Date fair value of the consideration transferred totalled $143.0 million, which consisted of the following:

(Thousands of U.S. Dollars, Except Share and Per Share Amounts)
Common shares issued
(18,075 common shares, par value $0.001 at $7.8389/share)	$141,690
Replacement warrants issued
(4,125,036 warrants at $0.32/share)	1,354
$143,044

The fair value of Gran Tierra’s common shares was determined as the closing price of the common shares of Gran Tierra as at the Closing Date.

The fair value of the warrants was estimated on the acquisition date using the Black-Scholes option pricing model with the following assumptions:

Exercise price (Canadian dollars per warrant)	$9.67
Risk-free interest rate	1.3%
Expected Life	0.45 years
Volatility	44.0%
Expected annual dividend per share	Nil
Estimated fair value per warrants (US dollars)	$0.32

The Acquisition is accounted for using the acquisition method, with Gran Tierra being the acquirer, whereby Petrolifera’s assets acquired and liabilities assumed are recorded at their fair values as at the Closing Date. Combined, Gran Tierra and Petrolifera recognized $4.4 million of acquisition related costs that were expensed.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the Closing Date. The provisional measurements of assets and liabilities are subject to change.

(Thousands of U.S. Dollars)
Oil and Gas Properties
Proved	$58,457
Unproved	161,278
Other capital assets	4,417
Net working capital deficit (including cash acquired)	(14,622)
Asset retirement obligation	(4,901)
Bank debt	(22,853)
Other long-term liabilities	(14,432)
Gain on acquisition	(24,300)
$143,044

The fair value of identifiable assets acquired and liabilities assumed exceeded the fair value of the consideration transferred. Consequently, Gran Tierra reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that all acquired assets and assumed liabilities were recognized and that the valuation procedures and resulting measures were appropriate. As a result, Gran Tierra recognized a gain of $24.3 million, which is reported in the above table as “Gain on acquisition”. As this is a one time gain directly related to the Acquisition, it is not reflected in the Pro Forma Statement. The gain reflects Petrolifera’s lower pre-acquisition market value resulting from its lack of liquidity constraining its ability to maintain production and further develop and explore its inventory of prospects.

Immediately prior to the Closing Date, Petrolifera had 8,565,454 employee stock options outstanding. In light of the acquisition and the pending change of control, Petrolifera amended the terms of the options to expiry on the Closing Date.  On the Closing Date 6,602,000 of the outstanding options expired and 1,963,454 were exercised for proceeds of approximately $0.1 million. Additional stock-based compensation expense of $0.7 million was recognized for the three months ended March 31, 2011 in Petrolifera’s consolidated financial statements as a result of this option modification.

2. Assumption and adjustments:

a) Depletion, depreciation and accretion expense has been decreased by $26.2 million for the year ended December 31, 2010 mainly to reflect the effect of a lower estimated fair value assigned to Petrolifera’s Argentinean proved petroleum properties relative to its carrying value, a lower pro forma consolidated Argentinean cost centre depletion rate and a net reduction of $17.4 million in Gran Tierra’s previously recognized Argentinean impairment of $23.6 million for the year ended December 31, 2010.  The pro forma net reduction of Gran Tierra’s previously recognized impairment mainly resulted from higher estimated discounted future net cash flows from the pro forma proved Argentinean petroleum reserves relative to the pro forma Argentinean proved properties carrying values as at December 31, 2010.

b) Asset retirement obligations assumed as a result of the Acquisition have been measured on the assumptions and terms consistent with those currently used by Gran Tierra, that is, the liability is based on estimates established by current legislation, initially measured at fair value and capitalized to property, plant and equipment as an asset retirement cost.  For the year ended December 31, 2010 there was a recovery adjustment of $0.2 million.

c) Petrolifera capitalizes general and administration costs directly attributable to exploration properties located in Colombia and Peru. Gran Tierra has a different accounting policy on the determination of what is considered to be directly attributable general and administration costs, which results in expensing certain general and administration costs capitalized in Petrolifera’s consolidated financial statements. The adjustment to conform Petrolifera’s accounting policy on directly attributable general and administration costs to Gran Tierra’s accounting policy is to increase general and administration costs by $2.8 million.

d) Replacement Warrants issued as a result of the Acquisition meet the definition of a derivative. Because the exercise price of the Replacement Warrants is denominated in Canadian dollars, which is different from Gran Tierra’s functional currency, the Replacement Warrants are not considered indexed to Gran Tierra’s common shares and the Replacement Warrants cannot be classified within equity. Therefore the Replacement Warrants are classified as “Replacement warrants” on Gran Tierra’s Consolidated Balance Sheet. The Replacement Warrants have a term of less than six months from the Closing Date and are not expected to have a continuing impact on Gran Tierra. This Pro Forma Statement does not include the adjustment relating to the Replacement Warrants’ revaluation.

e) Income tax expense has been increased by $15.1 million for the year ended December 31, 2010 to reflect the tax effect on the pro forma adjustments described above, at the weighted average statutory tax rate of 33% for the year ended December 31, 2010.

f) The calculation of net income per share is based on the weighted average number of Gran Tierra’s common shares for the year ended December 31, 2010 and gives effect to the issuance of 18,075,247 common shares issued as a result of the Acquisition, as described above.

Weighted average number of common shares outstanding	Year ended December 31, 2010
Basic, as previously disclosed	253,697,076
Common shares issued as a result of the Acquisition	18,075,247
Basic, pro forma	271,772,323
Impact of options and warrants, as previously disclosed	10,607,755
Diluted, pro forma	282,380,078